EXHIBIT 10.1
SUMMARY OF NAMED EXECUTIVE OFFICERS’ COMPENSATION
Base Salaries. The current annual salaries for the named executive officers of Pacific Sunwear of California, Inc. (the “Company”) are as follows:

Named Executive Officer	Title	New Annual Base Salary
Sally Frame Kasaks	Chairman and Chief Executive Officer	$1,250,000
Wendy E. Burden	Chief Operating Officer	$548,825
Gerald M. Chaney	Senior Vice President, Chief Financial Officer	$590,000
Thomas M. Kennedy	Division President, PacSun	$620,000
Lou Ann Bett	Division President, demo	$490,000
Annual Bonuses. The Company provides each of its named executive officers with an annual incentive bonus opportunity based on the achievement of performance criteria established by the Compensation Committee of the Company’s Board of Directors. Ms. Kasaks’ target incentive bonus is 100% of her base salary with a maximum incentive bonus of 200% of her base salary. For the Company’s fiscal year ending on or about January 31, 2008, Ms. Kasaks’ bonus will be not less than $500,000. For all other named executive officers, annual bonuses are weighted 80% for the Company earnings component and 20% for the individual performance component. Bonus targets for the Named Officers range from 0% to 100% of their respective base salaries.